EXHIBIT 99.1

Contact:	James P. Zeumer
Senior Vice President, Public Affairs,
Communications and Investor Relations
480-627-2785
FOR IMMEDIATE RELEASE
ALLIED WASTE REPORTS RECORD FIRST QUARTER 2008 FINANCIAL RESULTS
•	Q1 EPS of $0.17 Per Share, Including Net Charges of $0.03 Per Share*

•	Continued Strength in Pricing Drives Revenue to Q1 Record $1.5 Billion

•	EBITDA* Up 8.5% to $392 Million

•	Company Retires $161 Million of Senior Notes and Converts Series D Preferred Stock
Phoenix, AZ — April 30, 2008 — Allied Waste Industries, Inc. (NYSE: AW), the nation’s second largest waste services company, today reported financial results for its first quarter ended March 31, 2008. For the quarter, income from continuing operations was $72.6 million, or $0.17 per diluted share, inclusive of net charges of $0.03 per share* primarily associated with an asset impairment charge for an expanded closure plan at a Midwest landfill. Prior year income from continuing operations was $34.3 million, or $0.07 per diluted share, inclusive of a charge of $0.07 per share* associated with debt refinancings. On an adjusted basis, 2008 first quarter earnings per share was $0.20, an increase of 43% over the prior year amount of $0.14 per share.
Total revenue for the first quarter was $1.48 billion, an increase of $39.6 million, or 2.7%, over prior year revenue of $1.44 billion. Higher revenue for the period was driven by a 6.1% increase in price, partially offset by a 4.1% decrease in volumes. Lower volumes for the quarter reflected the ongoing impact from lower residential construction volumes and the continued slowing of the economy.
“Allied Waste’s strong operating and financial results continued to benefit from long-term initiatives in support of strategic pricing, operating efficiency and overall service enhancements,” said John Zillmer, Chairman and Chief Executive Officer. “ First quarter results, which were in line with our expectations, reflect specific actions we took heading into 2008 to position the Company for success in what we anticipated would be a more challenging economic environment.”
First quarter EBITDA* (earnings before interest, taxes, depreciation and amortization) increased 8.5% to $391.7 million, compared with $361.0 million in the prior year. Higher operating expenses for the quarter, which were driven primarily by increased fuel costs and environmental reserve adjustments, were offset by lower selling, general and administrative expenses inclusive of an adjustment due to the favorable resolution of a BFI acquisition related claim. The Company’s fuel recovery fee, which works to mitigate the impact of higher fuel costs, is reflected in total revenues for the period.
Reported operating income for the quarter of $240.4 million, an increase of $6.9 million over the prior year, included loss on divestitures and asset impairments of $18.5 million primarily associated with an expanded closure plan at a Midwest landfill. Operating income excluding this charge would have increased to $258.9 million, and as a percent of revenue would have shown a year-over-year increase of approximately 130 basis points to 17.4%.
First quarter 2008 cash flow from operations showed a use of $59.9 million, compared with cash provided by operations of $84.8 million in the comparable quarter last year. The large change in reported year-over-year cash flow from operations resulted from a previously disclosed $195.7 million tax payment made by the company in the first quarter 2008. Excluding this payment, cash flow from operations would have been approximately $136 million, an increase of 60%. Free cash flow* for the quarter was a use of $20.8 million, compared with a use of $88.3 million in the prior year, as the timing of capital expenditures resulted in lower first quarter spending in 2008.

During the first quarter, Allied Waste retired at maturity all outstanding 6.375% BFI Senior notes which came due January 2008. The $161.2 million in notes were retired from available cash funds. “We have successfully managed our capital structure to an appropriate and supportive leverage ratio,” said Pete Hathaway, Executive Vice President and Chief Financial Officer. “Retiring these notes continued this process and provides additional financial flexibility for future growth opportunities.”
Also in the quarter, the Company’s 6 1/4% Series D Senior Mandatory Convertible Preferred Stock automatically converted into 60.7 million shares of common stock, which are included in the Company’s fully diluted shares outstanding of approximately 444 million as of March 31, 2008. The annual dividend of $37.5 million associated with this security ceased as of the conversion date.
Allied Waste will host a conference call related to the first quarter results on Wednesday April 30, 2008, at 5:00 p.m. ET. The call will be broadcast live over the Internet on the Company’s website: www.alliedwaste.com. A replay of the call will be available on the site after the call.
About Allied Waste Industries, Inc.
Allied Waste is America’s second largest non-hazardous solid waste services company and an environmental leader. Headquartered in Phoenix, AZ, Allied Waste provides waste collection, transfer, recycling and disposal services to millions of residential, commercial and industrial customers in over 100 major markets spanning 37 states and Puerto Rico. Our team of 22,000 dedicated employees operates within a highly efficient, integrated organization that generated 2007 revenue of $6.1 billion.
Websites: alliedwaste.com and disposal.com
Information regarding *use of non-GAAP financial measures may be found in the accompanying schedules.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in millions, except per share data and percentages)
(unaudited)

	For the Three		For the Three
	Months Ended	% of	Months Ended	% of
	March 31, 2008	Revenues	March 31, 2007	Revenues
Revenue	$1,484.2	100.0%	$1,444.6	100.0%
Cost of operations (A)	948.1	63.9%	922.8	63.9%
Selling, general and administrative expenses (B)	144.4	9.7%	160.8	11.1%
Depreciation and amortization	132.8	9.0%	128.4	8.9%
Loss (gain) from divestitures and asset impairments (C)	18.5	1.2%	(0.9)	(0.1)%

Operating income	240.4	16.2%	233.5	16.2%
Interest expense and other (D)	109.7	7.4%	171.1	11.9%

Income before income taxes	130.7	8.8%	62.4	4.3%
Income tax expense	57.6	3.9%	28.2	1.9%
Minority interests	0.5	0.0%	(0.1)	(0.0)%

Income from continuing operations	72.6	4.9%	34.3	2.4%
Discontinued operations, net of tax (E)	—	—%	5.6	0.4%

Net income	72.6	4.9%	39.9	2.8%
Dividends on Series D Preferred Stock	(6.2)	(0.4)%	(9.4)	(0.7)%

Net income available to common shareholders	$66.4	4.5%	$30.5	2.1%

Weighted average common and common equivalent shares	444.2		370.4

Diluted income per share from continuing operations	$0.17		$0.07

Diluted income per share	$0.17		$0.08

(A)	Cost of operations for 2008 includes $10.6 million (or $0.01 per share) of expenses related to environmental reserve adjustments and $1.1 million (or $0.00 per share) of severance costs associated with the workforce reduction.

(B)	Selling, general and administrative expenses for 2008 include a $12.8 million (or $0.02 per share) adjustment due to the favorable resolution of a BFI acquisition related claim, partially offset by $5.8 million (or $0.01 per share) of expenses related to the workforce reduction and regional realignment.

(C)	Loss from divestitures and asset impairments for 2008 of $18.5 million (or $0.03 per share) primarily related to an impairment charge associated with a landfill closure in the Midwest region. Gain from divestitures and asset impairments for 2007 of $0.9 million (or $0.00 per share) related to asset sales completed as a result of our market rationalization.

(D)	Interest expense and other for 2007 includes $45.4 million (or $0.07 per share) related to the write-off of deferred financing costs and premiums paid in conjunction with the early repayment of debt.

(E)	Discontinued operations includes the sale of certain operations in the South region during the first quarter of 2007. Included in the 2007 discontinued operations are $1.8 million of income from operations and a $3.8 million gain from the sale of those operations.

ALLIED WASTE INDUSTRIES, INC.
SUMMARY DATA SHEET
STATEMENT OF OPERATIONS DATA
(amounts in millions, except percentages and tons data)
(unaudited)

	For the Three Months Ended March 31,
	2008	2007
Revenue —
Gross revenue	$1,776.8	$1,751.3
Less intercompany revenue	(292.6)	(306.7)

Net Revenue	$1,484.2	$1,444.6

Revenue Mix (based on net revenue) —
Collection —
Residential	$296.4	$292.3
Commercial	398.8	369.6
Roll-off	307.9	305.2
Recycling	55.4	49.5

Total Collection	1,058.5	1,016.6
Disposal —
Landfill (net of $169.9 and $178.4 of intercompany)	194.6	189.7
Transfer (net of $88.0 and $94.8 of intercompany)	95.7	100.4

Total Disposal	290.3	290.1
Recycling — Commodity	66.3	59.7
Other	69.1	78.2

Total	$1,484.2	$1,444.6

Internalization Based on Disposal Volumes	73%	74%

Landfill Volumes in Thousands of Tons	16,382	17,250

Year over Year Internal Growth (excluding commodity) —
Average per unit price change	6.1%	5.8%
Volume change	(4.1)%	(2.6)%

Total	2.0%	3.2%

Year over Year Internal Growth (including commodity)	2.3%	3.5%

ALLIED WASTE INDUSTRIES, INC.
SUMMARY DATA SHEET
STATEMENT OF OPERATIONS DATA
(amounts in millions, except percentages)
(unaudited)
The following tables provide the components of our cost of operations and as a percentage of revenues:

	Three Months Ended March 31,
	2008		2007
Labor and related benefits	$265.6	17.9%	$266.7	18.5%
Transfer and disposal costs	108.0	7.3	104.3	7.2
Maintenance and repairs	114.1	7.7	120.5	8.3
Transportation and subcontractor costs	118.4	8.0	125.2	8.7
Fuel	91.2	6.1	66.4	4.6
Disposal and franchise fees and taxes	84.1	5.7	85.2	5.9
Landfill operating costs	39.8	2.7	39.3	2.7
Risk management	39.6	2.7	43.7	3.0
Costs of goods sold	20.9	1.4	16.1	1.1
Other	66.4	4.4	55.4	3.9

Total cost of operations	$948.1	63.9%	$922.8	63.9%

The following tables provide the components of our selling, general and administrative expenses and as a percentage of revenues:

	Three Months Ended March 31,
	2008		2007
Salaries	$102.8	6.9%	$96.1	6.6%
Rent and office costs	9.9	0.7	10.7	0.7
Professional fees	10.9	0.7	16.4	1.1
Provision for doubtful accounts	6.5	0.4	5.6	0.4
Other	14.3	1.0	32.0	2.3

Total selling, general and administrative expenses	$144.4	9.7%	$160.8	11.1%

ALLIED WASTE INDUSTRIES, INC.
SUMMARY DATA SHEET
BALANCE SHEET
(amounts in millions, except per share data)
(unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets —
Cash and cash equivalents	$44.5	$230.9
Restricted cash	15.2	26.1
Accounts receivable, net of allowance of $22.0 and $21.2	714.9	691.0
Prepaid and other current assets	87.4	81.9
Deferred income taxes	114.9	128.3

Total current assets	976.9	1,158.2
Property and equipment, net	4,464.1	4,430.4
Goodwill	8,019.9	8,020.0
Other assets, net	339.0	340.1

Total assets	$13,799.9	$13,948.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities —
Current portion of long-term debt	$380.6	$557.3
Accounts payable	424.2	496.8
Current portion of accrued capping, closure, post-closure and environmental costs	94.4	96.0
Accrued interest	106.6	99.6
Other accrued liabilities	542.7	757.7
Unearned revenue	248.5	239.7

Total current liabilities	1,797.0	2,247.1
Long-term debt, less current portion	6,293.9	6,085.6
Deferred income taxes	401.1	400.3
Accrued capping, closure, post-closure and environmental costs, less current portion	804.3	771.4
Other long-term obligations	529.9	540.1
Stockholders’ equity —
Series D senior mandatory convertible preferred stock, $0.10 par value, 2.8 million shares authorized, 2.4 million shares issued and outstanding, liquidation preference of $250.00 per share, net of $19.2 million of issuance costs	—	580.8
Common stock	4.3	3.7
Additional paid-in capital	3,427.5	2,843.3
Accumulated other comprehensive loss	(29.5)	(29.5)
Retained earnings	571.4	505.9

Total stockholders’ equity	3,973.7	3,904.2

Total liabilities and stockholders’ equity	$13,799.9	$13,948.7

Days sales outstanding	42 days	43 days

ALLIED WASTE INDUSTRIES, INC.
SUMMARY DATA SHEET
STATEMENT OF CASH FLOWS
(amounts in millions)
(unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2008	March 31, 2007
Operating activities —
Net income	$72.6	$39.9
Discontinued operations, net of tax	—	(5.6)
Adjustments to reconcile net income to cash provided by operating activities from continuing operations —
Provisions for:
Depreciation and amortization	132.8	128.4
Stock-based compensation expense	4.6	3.1
Doubtful accounts	6.5	5.6
Accretion of debt and amortization of debt issuance costs	4.5	5.4
Deferred income tax expense	30.8	20.5
Gain on sale of fixed assets	(1.4)	(2.0)
Loss (gain) from divestitures and asset impairments	18.5	(0.9)
Write-off of deferred debt issuance costs	—	4.6
Other non-cash items	(0.6)	(2.7)
Change in operating assets and liabilities, excluding the effects of acquisitions —
Accounts receivable, prepaid expenses, inventories and other assets	(35.3)	(6.5)
Accounts payable, accrued liabilities, unearned income and other	(93.9)	(109.0)
Payment related to an IRS matter	(195.7)	—
Capping, closure and post-closure accretion	13.9	13.8
Capping, closure, post-closure and environmental expenditures	(17.2)	(9.8)

Cash provided by (used for) operating activities from continuing operations	(59.9)	84.8

Investing activities —
Cost of acquisitions, net of cash acquired	—	(53.7)
Proceeds from divestitures, net of cash divested	0.8	70.5
Proceeds from sale of fixed assets	3.0	3.8
Capital expenditures, excluding acquisitions	(159.6)	(222.3)
Capitalized interest	(3.4)	(4.4)
Other	0.2	(0.5)

Cash used for investing activities from continuing operations	(159.0)	(206.6)

Financing activities —
Proceeds from long-term debt, net of issuance costs	325.8	941.1
Payments of long-term debt	(329.2)	(866.8)
Payments of preferred stock dividends	(9.4)	(9.4)
Net receipts from restricted trust	44.8	—
Net proceeds from sale of common stock, exercise of stock options and other	0.6	9.5

Cash provided by financing activities from continuing operations	32.6	74.4

Cash provided by (used for) discontinued operations	(0.1)	3.1

Decrease in cash and cash equivalents	(186.4)	(44.3)
Cash and cash equivalents, beginning of period	230.9	94.1

Cash and cash equivalents, end of period	$44.5	$49.8

ALLIED WASTE INDUSTRIES INC.
SUMMARY DATA SHEET
FREE CASH FLOW DATA
(amounts in millions)
(unaudited)

	For the Three Months
	Ended March 31,
	2008	2007
Free Cash Flow:
Cash provided by (used for) operating activities	$(59.9)	$84.8
Add: Payment related to an IRS matter	195.7	—
Debt refinancing costs	—	45.4
Proceeds from sale of fixed assets	3.0	3.8
Less: Capital expenditures, excluding acquisitions	(159.6)	(222.3)

Free cash flow	(20.8)	(88.3)

Market development and other investing activities, net	1.0	16.3
Cash provided by (used for) discontinued operations	(0.1)	3.1
Capitalized interest	(3.4)	(4.4)
Debt issuance costs	(0.1)	(19.6)
Payments on preferred stock dividends	(9.4)	(9.4)
Debt refinancing costs	—	(45.4)
Accretion and other	(0.4)	7.9
Payment related to an IRS matter	(195.7)	—
Change in cash (including restricted cash)	197.3	44.3

Increase in debt	$(31.6)	$(95.5)

Debt balance at beginning of period	$6,642.9	$6,910.6
Increase in debt	(31.6)	(95.5)

Debt balance at end of period	$6,674.5	$7,006.1

DILUTED EARNINGS PER SHARE COMPUTATION
(amounts in millions, except per share data)
(unaudited)

	For the Three Months
	Ended March 31,
	2008	2007
Diluted earnings per share computation:
Income from continuing operations	$72.6	$34.3
Add: Interest expense, net of tax, for senior convertible debentures	1.5	—
Less: Dividends on preferred stock	—	(9.4)

Income from continuing operations available to common shareholders	$74.1	$24.9

Weighted average common shares outstanding	390.6	367.7
Dilutive effect of stock awards and contingently issuable shares (A)	53.6	2.7

Weighted average common and common equivalent shares outstanding	444.2	370.4

Diluted earnings per share from continuing operations	$0.17	$0.07

(A)	Amounts for the three months ended March 31, 2008 include contingently issuable shares associated with our convertible debentures and preferred stock (prior to its conversion into common stock on March 1, 2008).

ALLIED WASTE INDUSTRIES, INC.
SUMMARY DATA SHEET
RECONCILIATION OF CERTAIN NON-GAAP MEASURES
(amounts in millions, except percentages)
(unaudited)
In addition to disclosing financial results in accordance with generally accepted accounting principles (GAAP), the Company also discloses gross profit, gross margin (gross profit as a percentage of revenue), operating income before depreciation and amortization, divestitures and asset impairments, adjusted diluted income per share from continuing operations and free cash flow, which are non-GAAP measures.
We believe that our presentation of gross profit and gross margin is useful to investors because they are indicators of the strength and performance of our ongoing business operations, including our ability to grow revenue and manage the associated direct costs. While selling, general and administrative costs, depreciation and amortization and gain or loss from divestitures and asset impairments are considered components of operating income under GAAP, management uses gross profit and gross margin to evaluate business growth and the efficiency of our operations. Following is a reconciliation of gross profit and gross margin (in millions, except percentages):

	Three Months Ended March 31,
	2008	2007
Revenue	$1,484.2	$1,444.6
Less: Cost of operations	(948.1)	(922.8)

Gross profit	$536.1	$521.8

Gross margin	36.1%	36.1%

We believe that our presentation of operating income before depreciation and amortization, divestitures and asset impairments is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses are non-cash and primarily represent the allocation of costs associated with long-lived assets acquired or constructed in prior years. Management uses operating income before depreciation and amortization, divestitures and asset impairments to evaluate the operations of our geographic operating regions. Following is a reconciliation of operating income before depreciation and amortization, divestitures and asset impairments to operating income (in millions):

	Three Months Ended March 31,
	2008	2007
Operating income before depreciation and amortization, divestitures and asset impairments	$391.7	$361.0
(Loss) gain from divestitures and asset impairments	(18.5)	0.9

Operating income before depreciation and amortization	373.2	361.9
Less: Depreciation and amortization	(132.8)	(128.4)

Operating income	$240.4	$233.5

We believe our presentation of adjusted diluted income per share from continuing operations, which excludes charges such as environmental reserve adjustments, workforce reduction and regional realignment costs, adjustments for a BFI acquisition related claim, divestitures and asset impairments, debt refinancing costs and income tax adjustments, provides an understanding of operational activities before the financial impact of certain unusual or otherwise non-operational items, including refinancing decisions made for the long-term benefit of the Company. Management uses this measure, and believes investors find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on the results for a particular period. Comparable costs have been incurred in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods.

ALLIED WASTE INDUSTRIES, INC.
SUMMARY DATA SHEET
RECONCILIATION OF CERTAIN NON-GAAP MEASURES
(amounts in millions, except per share data)
(unaudited)
Following is a summary of adjusted diluted income per share from continuing operations (per share amounts):

	Three Months Ended March 31,
	2008	2007
Diluted income per share from continuing operations	$0.17	$0.07
Add: Environmental reserve adjustments	0.01	—
Add: Workforce reduction and regional realignment costs	0.01	—
Less: Adjustments for a BFI acquisition related claim	(0.02)	—
Add: Loss from divestitures and asset impairments	0.03	—
Add: Debt refinancing costs	—	0.07

Adjusted diluted income per share from continuing operations	$0.20	$0.14

Free cash flow is defined as cash flow from operations less capital expenditures, plus a payment related to an IRS matter, debt refinancing costs and proceeds from fixed asset sales. Management believes the presentation of free cash flow is useful to investors because it allows them to better assess and understand the Company’s ability to meet debt service requirements and the amount of recurring cash generated from operations after expenditures for fixed assets. Free cash flow does not represent the Company’s residual cash flow available for discretionary expenditures since we have mandatory debt service requirements and other required expenditures that are not deducted from free cash flow. Free cash flow does not capture debt repayment and/or the receipt of proceeds from the issuance of debt. We use free cash flow as a measure of recurring operating cash flow. The most directly comparable GAAP measure to free cash flow is cash provided by (used for) operating activities from continuing operations. Following is a reconciliation of free cash flow to cash provided by (used for) operating activities from continuing operations (in millions):

	Three Months Ended March 31,
	2008	2007
Free cash flow	$(20.8)	$(88.3)
Add: Capital expenditures	159.6	222.3
Less: Payment related to an IRS matter	(195.7)	—
Less: Debt refinancing costs	—	(45.4)
Less: Proceeds from sale of fixed assets	(3.0)	(3.8)

Cash provided by (used for) operating activities from continuing operations	$(59.9)	$84.8